[Cyan Logo]        [Ciena Logo]

Cyan Stockholders Approve Acquisition by Ciena
PETALUMA, Calif., and HANOVER, Md., July 31, 2015, Cyan Inc. (NYSE: CYNI) and Ciena Corporation (NYSE:CIEN), jointly announced that at Cyan’s annual meeting of shareholders held on July 31, 2015, Cyan’s stockholders voted in favor of the proposal to adopt the previously announced acquisition of Cyan by Ciena. Cyan’s stockholders also approved the share issuance proposals related to Cyan issuing shares in connection with the conversion of its 8% Senior Convertible Notes due 2019 and the exercise of the related warrants.
At the annual meeting, 35,088,780 shares were voted in favor of the proposal to adopt the Merger Agreement, which represents approximately 71% of Cyan’s total outstanding shares.
Under the terms of the Merger Agreement, at the closing of the Merger, each share of Cyan common stock will be converted into the right to receive merger consideration with a total value equal to the value of 0.224 shares of Ciena common stock, 89% of which will be paid in shares of Ciena common stock and 11% of which will be paid in cash. This ratio is fixed by agreement and Cyan stockholders will not have the option to elect to receive stock or cash in a different ratio. The value of the cash portion of the merger consideration will be calculated based on the volume weighted average price per share of Ciena common stock on the New York Stock Exchange on the last trading day immediately prior to the Closing. Holders of Cyan common stock will also be entitled to be paid cash in lieu of fractional shares of Ciena common stock. Based on the structure of the transaction, Cyan’s outstanding warrants will be deemed to have been automatically exercised upon closing. In addition, Ciena will also assume Cyan’s outstanding equity awards.
Subject to the satisfaction of certain additional customary closing conditions, the closing of the merger is anticipated to occur on or about August 3, 2015.
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About Cyan
Cyan (NYSE: CYNI) enables network transformation. The company’s network virtualization solutions deliver orchestration, agility, and scale to networks, that until now, have been static and hardware driven. Serving carriers, enterprises, governments, and data centers globally, Cyan’s open platforms provide multi-vendor, multi-layer control and visibility to network operators, making service delivery more efficient and profitable. Cyan’s solutions include the award-winning Blue Planet SDN and NFV software, Z-Series hyperscale, and N-Series hardware platforms. For more information, please visit www.cyaninc.com or follow Cyan on Twitter at twitter.com/CyanNews.
About Ciena
Ciena (NYSE: CIEN) is the network specialist. We collaborate with customers worldwide to unlock the strategic potential of their networks and fundamentally change the way they perform and compete. Ciena leverages its deep expertise in packet and optical networking and distributed software automation to deliver solutions in alignment with its OPn architecture for next-generation networks. We enable a high-scale, programmable infrastructure that can be controlled and adapted by network-level applications, and provide open interfaces to coordinate computing, storage and network resources in a unified, virtualized environment. For updates on Ciena news, follow us on Twitter @Ciena or on LinkedInhttp://www.linkedin.com/company/ciena. Investors are encouraged to review the Investors section of our website at www.ciena.com/investors, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use.
Cautionary Statement Regarding Forward Looking Statements
This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,”

“estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions. Forward-looking statements are based on management’s current assumptions and expectations, and actual results could differ materially from the results contemplated by these forward-looking statements due to a number of risks and uncertainty. Such risks and uncertainty include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to a termination of the Merger Agreement and other factors, including, but not limited to, those described in the documents Cyan and Ciena have filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Merger Agreement and risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by Cyan and Ciena. Neither Cyan nor Cyan gives any assurance that either Ciena or Cyan will achieve its expectations. All forward-looking statements included in this document are based upon information available to Cyan and Ciena on the date hereof, and neither Cyan nor Ciena assumes any obligation to update or revise any such forward-looking statements.
Press Contacts

Cyan
Joe Cumello
410-227-7487
joe.cumello@cyaninc.com

Ciena
Nicole Anderson
877-857-7377
pr@ciena.com

Investor Contacts
Cyan
The Blueshirt Group, Maria Riley
707-283-2850
ir@cyaninc.com

Ciena
Gregg Lampf
877-243 6273
ir@ciena.com

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